Exhibit 10.19

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

Effective September 1, 2001

As Restated December 20, 2002

i

DOMINION RESOURCES, INC.

EXECUTIVE STOCK PURCHASE TOOL KIT

1.    Purpose.  The purpose of this Dominion Resources, Inc. Executive Stock Purchase Tool Kit (the “Tool Kit”) is to encourage and facilitate ownership of Dominion Resources, Inc. (the “Company”) common stock by the executives of the Company and certain of its subsidiaries. The Tool Kit is established in conjunction with the Dominion Resources, Inc. Incentive Compensation Plan and the Dominion Resources, Inc. Executives’ Deferred Compensation Plan. The Tool Kit includes a number of programs that the employee can use to build his or her ownership in Company Stock.

2.    Eligibility.  An employee of the Company or a Subsidiary who meets the following criteria is eligible to participate in the Tool Kit. An employee’s participation in the Tool Kit shall not obligate the Company or a Subsidiary to pay any particular salary or to continue the employment of a Participant. Additional qualifications may apply for each Program. The criteria to participate in the Tool Kit are:

(a)    the employee is subject to the Company’s Stock Ownership Guideline, and

(b)    the employee is newly hired by the Company or a Subsidiary or the employee has been promoted such that the employee has a higher Guideline Level than prior to the promotion.

3.    Participation.

(a)    To become a Participant, an eligible employee must satisfy the requirements to participate in the Program (or Programs) of his or her choice. The agreements and other documents required under the Tool Kit shall be in such form and shall be submitted at such times and to such individuals as specified by the Administrator. No eligible employee is required to participate in the Tool Kit. The Participant shall complete, sign and submit all agreements and other documents as may be required by the Administrator relating to the desired Program.

(b)    Once a Participant has reached the Guideline Level, generally the Participant must cease participation in any of the Programs.

4.    Bonuses under the Programs.  Each of the Programs provides for a bonus to be awarded to the Participant, subject to certain limitations. All of the bonuses under the Programs cease when the Participant has reached the Guideline Level.

5.    Bonus Deferral Program.  Participants may acquire Company Stock through the Bonus Deferral Program as described in this Section 5.

(a)    Under the procedures of the Deferred Compensation Plan, a Participant may elect to defer all or a portion of an annual cash incentive plan award into the Deferred Compensation Plan. As a part of the deferral election, the Participant shall designate the deferral as being subject to the Bonus Deferral Program. The deferral election shall include a provision that the deferred amount shall be invested in the Company Stock investment option under the Deferred Compensation Plan. The Company Stock investment option will be subject to the terms of the Deferred Compensation Plan and may include a deemed Company Stock investment.

(b)    When the designated cash incentive plan award is contributed to the Deferred Compensation Plan, the Company or a Subsidiary shall also contribute on behalf of the Participant to the Deferred Compensation Plan an additional amount equal to 5% of the deferred incentive plan award. The additional contribution shall be invested in the Company Stock investment option.

(c)    On behalf of the Participant, the Company or a Subsidiary shall pay the Medicare taxes imposed on the Participant due to the additional contribution under Section 5(b). The Company or a Subsidiary shall also pay the Applicable Taxes payable by the Participant with respect to this payment of Medicare taxes on behalf of the Participant.

6.    Restricted Stock Exchange Program.  Participants may acquire Company Stock through the Restricted Stock Exchange Program as described in this Section 6.

(a)    A Participant may elect to not receive all or a portion of an annual cash incentive plan award and instead receive Restricted Stock under the Incentive Compensation Plan in place of the designated cash award. The Administrator shall determine which incentive plan awards may be designated under the Restricted Stock Exchange Program. When the designated incentive award would otherwise be received, the Company shall issue Restricted Stock to the Participant under the Incentive Compensation Plan in an amount equal to 110% of the designated incentive award. The Restricted Stock will be valued based on the Fair Market Value of Company Stock as determined under the Incentive Compensation Plan.

(b)    The restrictions on the Restricted Stock will lapse and the Restricted Stock will vest on the third anniversary of the date of grant of the Restricted Stock. The restrictions shall also lapse on the earlier of the Participant’s death, retirement, or disability or upon a Change of Control.

7.    Dominion Direct Program.  Participants may acquire Company Stock through the Dominion Direct Program as described in this Section 7.

(a)    Under the procedures of Dominion Directsm, a Participant may elect to make periodic, monthly or quarterly purchases of Company Stock. The Participant shall complete any forms required to participate in Dominion Directsm and any additional forms provided for purposes of participation in the Dominion Direct Program.

(b) When Company Stock is purchased under Dominion Directsm, the Company or a Subsidiary shall pay the Participant a cash bonus equal to 5% of the total amount invested in Dominion Directsm under this Program.

(c) On behalf of the Participant, the Company or a Subsidiary shall pay the Applicable Taxes imposed on the Participant due to the bonus payment under Section 7(b). The Company or a Subsidiary shall also pay the Applicable Taxes payable by the Participant with respect to the payment of these Applicable Taxes.

8.    Effective Date of the Tool Kit.  This Tool Kit shall be effective on September 1, 2001. The effective date of the restatement is December 20, 2002, provided that the restatement shall not adversely affect the existing participation of any Participant in any Program that was in the Tool Kite prior to that date.

9.    Termination, Modification, Change.  If not sooner terminated or extended by the Committee or the Board, this Tool Kit shall terminate at the close of business on August 31, 2011. The Committee or the Board may terminate the Tool Kit or may amend the Tool Kit in such respects as it shall deem advisable. A termination or amendment of the Tool Kit shall not, without the consent of the Participant, adversely affect the Participant’s rights under existing participation in a Program.

10.    Administration of the Tool Kit.  The Administrator shall administer the Tool Kit subject to the oversight of the Committee. The Administrator shall have the authority to interpret the Tool Kit and its interpretations shall be binding on all parties. The Committee may establish and revise from time to time rules and regulations for the Tool Kit. The Committee may delegate any of its duties and responsibilities under the Tool Kit to the Administrator. The laws of the Commonwealth of Virginia shall govern the terms of this Tool Kit.

11.    Notice.  All notices and other communications required or permitted to be given under this Tool Kit shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at its principal business address to the attention of the Chief Financial Officer; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

12.    Definitions.  As used in the Tool Kit, the following terms shall have the meanings indicated:

(a) “Administrator” means the individual or committee authorized by the Committee to administer the Tool Kit. Unless the Committee determines otherwise, the Administrator shall be the Director-Executive Compensation.

(b)    “Applicable Taxes” means the projected assumed federal, state and local income taxes and Medicare taxes payable by a Participant due to the receipt of a benefit under a Program.

(c)    “Board” means the Board of Directors of Dominion Resources, Inc.

(d)    “Change in Control” means the happening of any of the following events:

(i)    any person, including a “group” as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of the Company’s securities having 20% or more of the combined voting power of the then outstanding Company’s securities that may be cast for the election of the Company’s directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is also the majority at the time the purchases are made);

(ii)    as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions.

(e)    “Committee” means the Organization, Compensation and Nominating Committee of the Board.

(f)    “Company” means Dominion Resources, Inc.

(g)    “Company Stock” means common stock of the Company. In the event of a change in capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Tool Kit.

(h)    “Deferred Compensation Plan” means the Dominion Resources, Inc. Executives’ Deferred Compensation Plan.

(i)    “Guideline” means the Company’s stock ownership guideline for executives as established from time to time.

(j)    “Guideline Level” means the target amount of Company Stock that a Participant is encouraged to own for purposes of the Guideline.

(k)    “Hardship” means a substantial, unavoidable economic hardship incurred by the Participant that cannot be met by other available resources of the Participant or the disability of the Participant. The Committee will determine whether a Hardship exists in its sole discretion.

(l)    “Incentive Compensation Plan” means the Dominion Resources, Inc. Incentive Compensation Plan.

(m)    “Option” means a stock option to acquire Company Stock issued to a Participant under the Incentive Compensation Plan or the Dominion Resources, Inc. Leadership Stock Option Plan for Salaried Employees.

(n)    “Participant” means any eligible employee who acquires Company Stock under the Tool Kit.

(o)    “Program” means one of the following programs:

(i)    “Bonus Deferral Program” described in Section 5;

(ii)    “Restricted Stock Exchange Program” described in Section 6; and

(iii)    “Dominion Direct Program” described in Section 7.

(p)    “Restricted Stock” means the shares of Company Stock issued under Section 7 of the Incentive Compensation Plan.

(q)    “Subsidiary” means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

IN WITNESS WHEREOF, the Company has caused this restated Executive Stock Purchase Tool Kit to be executed as of this 20th day of December, 2002.

DOMINION RESOURCES, INC.

By	/s/ G. SCOTT HETZER

EXHIBIT A

DOMINION RESOURCES, INC.

STOCK OWNERSHIP GUIDELINES

EXECUTIVE GROUP

Positions	Ownership Guideline Number of Shares
Chief Executive Officer	145,000
Executive Vice President—Dominion CEO—Designated Operating Companies	35,000
Senior Vice President—Dominion & Designated Subsidiaries	20,000
Vice President—Dominion & Designated Subsidiaries	10,000